Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES ANNUAL REPORT

Huntington, WV   December 18, 2014-  Energy Services of America (OTC: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the company’s annual report on Form 10-K for the year ended September 30, 2014. Energy Services earned revenue of $93.3 million for fiscal year ended September 30, 2014. Gross margin and income from operations were $8.5 million and $2.2 million, respectively. Net income available to common shareholders, which included tax benefits of $2.3 million, was $3.3 million. The company had EBITDA of $5.5 million, or $0.39 per share, and earnings per share of $0.23 on 14,239,836 common shares outstanding. The backlog at September 30, 2014 was $51.8 million. Please see Energy Services’ December 18, 2014, Form 10-K filing for more details.

Of great significance was the removal of the “going concern” opinion by Energy Services’ independent registered public accounting firm. The company cited several factors that successfully resolved the issues that lead to the “going concern” opinion for the fiscal years ended September 30, 2012 and 2013. These factors included: termination of the company’s forbearance agreement with its lenders and refinancing the company’s debt, securing a $5.0 million line of credit with its lenders in a separate agreement, re-establishing an adequate bonding capacity, reducing corporate overhead, and increased project profitability.

Douglas Reynolds, President, commented on the announcement. “This is a very exciting time for Energy Services, C.J. Hughes, and Nitro Electric. In fiscal year 2014, we successfully addressed the financial issues that limited our ability to operate in the prior two years. Now we are headed into a new fiscal year with the ability to operate at full capacity.”

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.